EVEREST RE ADOPTS SHAREHOLDER RIGHTS PLAN


         LIBERTY CORNER, New Jersey -- September 24, 1998 -- Everest Reinsurance Holdings, Inc. (NYSE: RE) announced today that its Board of Directors adopted a Shareholder Rights Plan designed to protect shareholders in the event of takeover activity that threatens to deny them full value for their Everest stock. The adoption of the Plan is not in response to any specific proposal.

         To implement the Plan, the Board declared a dividend distribution of one preferred share purchase right for each outstanding share of Everest Common Stock of record on October 8, 1998. Each Right, when exercisable, will entitle the holder to buy one one-thousandth of a share of a series of junior participating preferred stock of Everest at an exercise price of $155. Initially, the Rights will be attached to the Everest Common Stock and are not exercisable. The Rights will become exercisable only in the event that a person or group acquires 15% or more of Everest Common Stock or makes, or announces its intention to make, a tender offer for 15% or more of Everest Common Stock.

         If a person or group acquires 15% or more of Everest Common Stock, each Right will entitle the holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of shares of Everest Common Stock having a market value of twice such price. In lieu of such purchases, the Board has the option of exchanging each Right for one share of Common Stock. If Everest is acquired in a merger or other business combination or Everest sells 50% or more of its assets, cash flow or earning power after a person has acquired 15% or more of Everest Common Stock, each Right will entitle the holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of shares of the acquiring company's common stock having a market value of twice such price. Prior to the acquisition by a person or group of 15% or more of Everest Common Stock, the Rights are redeemable for $0.01 per Right.

         The Company will generally have the option to redeem the Rights at $0.01 per Right at any time until the tenth day following the announcement that a person or group has acquired 15% or more of the Everest Common Stock. The Rights will expire on October 8, 2008.

         Details of the Everest Plan will be described in filings with the Securities and Exchange Commission.

         Everest Reinsurance Holdings, Inc. operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers both domestically and in international markets. Everest National Insurance Company

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provides  property  and  casualty  insurance  to  policyholders  in  the  United
States. Everest Indemnity Insurance Company is actively seeking approval to write excess and surplus lines insurance in the United States. Everest Insurance Company of Canada provides property and casualty insurance to policyholders in Canada. (Contact: Janet J. Burak, 908-604-3170)








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